Exhibit 99.1

Lands’ End Announces Second Quarter Fiscal 2026 Results

DODGEVILLE, Wis., September 3, 2026 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended July 31, 2026.

Charlie Cole, Chief Executive Officer, stated, “Since joining Lands’ End, I have been energized by what I see ahead for this iconic American company. What excites me most is the clear runway we have to utilize our stellar brand strength and deep customer loyalty to further strengthen our customer engagement, expand our digital capabilities, and more effectively reach and convert new customers. Our focus now is on excellence in execution to ensure we have the right infrastructure, technology, and customer acquisition capabilities in place as we head into the holiday season. I am confident we are well positioned, and I look forward to sharing more in the months ahead.”

Second Quarter Financial Highlights

•
Net revenue was $302.0 million for the second quarter of 2026, an increase of $7.9 million or 2.7% from $294.1 million during the second quarter of 2025.

•
U.S. Digital Segment Net revenue was $268.9 million for the second quarter of 2026, an increase of $13.6 million or 5.3% from $255.3 million in the second quarter of 2025.

•
U.S. eCommerce Net revenue was $182.4 million for the second quarter of 2026, an increase of $15.1 million or 9.0% from $167.3 million in the second quarter of 2025. The increase was primarily driven by carryover shipments from the temporary disruption associated with the rollout of the new warehouse management system in the first quarter of 2026.

•
Outfitters Net revenue was $69.3 million for the second quarter of 2026, an increase of $2.9 million or 4.4% from $66.4 million in the second quarter of 2025. The increase was driven by enterprise accounts which more than offset the impact of warehouse management system challenges affecting the processing of value-added service products in our school uniform business.

•
Third Party Net revenue was $17.2 million, for the second quarter of 2026, a decrease of $4.4 million or 20.4% from $21.6 million during the second quarter of 2025. The decrease was primarily due to prioritizing profitable high-quality sales and brand quality over lower-value promotional volume.

•
Europe eCommerce Net revenue was $19.7 million for the second quarter of 2026, an increase of $0.1 million or 0.5%, from $19.6 million during the second quarter of 2025. The increase was primarily due to a strategic shift to a franchise-first assortment simplifying the business and improving product margins.

•
Gross profit was $157.0 million for the second quarter of 2026, an increase of $13.6 million or 9.5% from $143.4 million during the second quarter of 2025. Gross margin increased approximately 320 basis points to 52.0% in the second quarter of 2026, compared with 48.8% in the second quarter of 2025. The gross margin increase was primarily driven by the IEEPA tariff refunds, partially offset by the new royalty structure associated with the JV, and temporary costs associated with our new warehouse management system.

•
Selling and administrative expenses increased $5.9 million to $135.3 million or 44.8% of Net revenue in the second quarter of 2026, compared with $129.4 million or 44.0% of Net revenue in the second quarter of 2025. The approximately 80 basis point increase was driven by investment in digital marketing focused on new customer acquisition and operational inefficiencies from the temporary disruption of the new warehouse management system partially offset by leverage from higher net revenue.

•
Net income was $3.5 million, and $0.11 earnings per diluted share in the second quarter of 2026 compared to Net loss of $3.7 million and $0.12 loss per diluted share in the second quarter of 2025.

•
Adjusted net income was $2.7 million and Adjusted diluted earnings per share was $0.09 in the second quarter of 2026, compared to Adjusted net loss of $1.1 million and Adjusted diluted loss per share of $0.04 in the second quarter of 2025.

•
Adjusted EBITDA was $11.3 million in the second quarter of 2026, a decrease of 25% compared to $15.1 million in the second quarter of 2025.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $16.1 million as of July 31, 2026, compared to $21.3 million as of August 1, 2025.

Inventories were $342.0 million as of July 31, 2026, and $301.8 million as of August 1, 2025, representing a 13% year over year increase. That increase primarily reflects inventory levels consistent with the Company’s normal seasonal build and support its current revenue projections compared to the intentionally lean inventory position the Company held a year ago amid tariff uncertainty.

Net cash used in operating activities was $86.5 million for the 26 weeks ended July 31, 2026, compared to net cash provided by operating activities of $0.5 million for the 26 weeks ended August 1, 2025. The increase in net cash used in operating activities was primarily due to the impact of the closing of the WHP Global transaction and the seasonal build of inventory to support the fall and holiday selling seasons.

As previously announced, the Company used the majority of the $300 million in cash proceeds from the WHP Global transaction to fully repay its term loan.

As of July 31, 2026, the Company had $60.0 million of borrowings outstanding and $89.3 million of availability under its ABL Facility, compared to $35.0 million of borrowings and $87.6 million of availability as of August 1, 2025.

During the second quarter of 2026, the Company repurchased $10.5 million of the Company’s common stock under the share repurchase program announced on April 1, 2026. As of July 31, 2026, additional purchases of up to $89.2 million could be made under the current program through March 31, 2029.

Outlook

Bernie McCracken, Chief Financial Officer, stated, "We made meaningful progress during the second quarter, moving beyond the distribution center challenges that affected our operations earlier in the year. Our core U.S. eCommerce operations normalized during the quarter and Outfitters has now returned to normal operating levels. We also repurchased approximately 3% of our outstanding shares, reflecting our disciplined approach to capital allocation and our confidence in the long-term value of Lands’ End. Combined with our significantly reduced debt and interest expense, these developments provide a stronger foundation for executing through the holiday season and creating long-term value."

The Company’s guidance reflects current conditions, including tariffs at currently implemented rates and prevailing macroeconomic factors.

For Third Quarter fiscal 2026 the Company expects:

•
Net revenue to be between $300.0 million and $330.0 million.
•
Net loss to be between $1.0 million and net income of $3.0 million and diluted loss per share to be between $0.03 and diluted earnings per share of $0.10.
•
Adjusted net income to be between $2.0 million and $6.0 million and Adjusted diluted earnings per share to be between $0.07 and $0.20.
•
Adjusted EBITDA in the range of $14.0 million to $18.0 million.

For fiscal 2026 the Company now expects:

•
Net revenue to be between $1.30 billion and $1.35 billion.
•
Net income to be between $317.0 million and $325.0 million and diluted earnings per share to be between $10.87 and $11.14.
•
Adjusted net income to be between $13.0 million and $21.0 million and Adjusted diluted earnings per share to be between $0.44 and $0.72.
•
Adjusted EBITDA in the range of $62.0 million to $70.0 million.

For the full year, the Company’s guidance includes approximately $40.0 million of capital expenditures.

Conference Call

The Company will host a conference call on Thursday, September 3, 2026, at 8:30 a.m. ET to review its second quarter financial results. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels and our own Company Operated stores. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the future of the Company, brand strength, customer loyalty, customer engagement, digital capabilities and new customers; ensuring the right infrastructure, technology and customer acquisition capabilities, and the Company’s positioning; expectations regarding inventory, revenue and tariffs; the share repurchase program and its anticipated scale and impact; distribution center operations; confidence in the long-term value of the Company; execution through the holiday season and long-term value creation; and the Company’s Q3 and full fiscal year 2026 outlook and expectations as to Net revenue, Net income (loss), Adjusted net income, diluted earnings (loss) per share, Adjusted EBITDA and capital expenditures. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions; risks associated with the Company’s license agreement relating to the Lands’ End brand; failure to protect or preserve the image of the Company’s brands, reputation or intellectual property rights; the ability of the Company’s principal stockholders to exert substantial influence over the Company; risks associated with the implementation, stabilization and performance of the Company's warehouse management system and distribution center operations; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; global economic, political, legislative, regulatory and market conditions (including competitive pressures), evolving legal, regulatory and tax regimes, including the effects of tariffs, inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail market in the United States and around the world and the impact of war and other conflicts around the world; and other risks, uncertainties and factors discussed in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2026 as updated by the Company’s Quarterly Reports on Form 10-Q. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	July 31, 2026	August 1, 2025	January 30, 2026*
ASSETS
Current assets
Cash and cash equivalents	$16,113	$21,255	$17,694
Restricted cash	590	2,291	589
Accounts receivable, net	38,329	39,028	41,265
Inventories	342,040	301,797	268,803
Prepaid expenses	30,243	30,400	27,856
Other current assets	452	10,291	4,798
Total current assets	427,767	405,062	361,005
Property and equipment, net	128,576	117,205	115,701
Operating lease right-of-use asset	13,995	18,856	15,680
Equity method investment	377,589	—	—
Intangible asset	—	257,000	—
Asset held for sale	—	—	257,000
Other assets	1,639	2,518	1,680
TOTAL ASSETS	$949,566	$800,641	$751,066
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$13,000	$13,000
Accounts payable	162,346	147,846	115,436
Lease liability – current	4,540	4,609	4,434
Accrued expenses and other current liabilities	103,985	85,084	91,068
Total current liabilities	270,871	250,539	223,938
Long-term borrowings under ABL Facility	60,000	35,000	—
Long-term debt, net	—	219,550	214,211
Lease liability – long-term	12,128	17,986	14,264
Deferred tax liabilities	109,339	50,319	52,392
Other liabilities	4,358	2,123	1,966
TOTAL LIABILITIES	456,696	575,517	506,771
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 30,023, 30,517 and 30,575, respectively	301	306	306
Additional paid-in capital	338,876	346,841	349,429
Retained earnings (accumulated deficit)	170,095	(106,287)	(88,850)
Accumulated other comprehensive loss	(16,402)	(15,736)	(16,590)
TOTAL STOCKHOLDERS’ EQUITY	492,870	225,124	244,295
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$949,566	$800,641	$751,066

* Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2026.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands, except per share data)	July 31, 2026	August 1, 2025	July 31, 2026	August 1, 2025
Net revenue	$302,038	$294,079	$540,954	$555,287
Cost of sales (exclusive of depreciation and amortization)	145,023	150,661	272,427	279,143
Gross profit	157,015	143,418	268,527	276,144

Selling and administrative	135,250	129,356	261,702	252,818
Depreciation and amortization	6,147	7,656	12,247	15,947
Equity method investment income	(4,243)	—	(4,439)	—
Other operating expense, net	11,674	2,423	34,938	5,766
Operating income (loss)	8,187	3,983	(35,921)	1,613
Interest expense	1,021	9,262	6,535	18,527
Gain on WHP Transaction	—	—	(491,622)	—
Loss on extinguishment of debt	—	—	9,172	—
Other income, net	(1,051)	(3)	(915)	(14)
Income (loss) before income taxes	8,217	(5,276)	440,909	(16,900)
Income tax expense (benefit)	4,766	(1,609)	106,765	(4,971)
NET INCOME (LOSS)	$3,451	$(3,667)	$334,144	$(11,929)

Earnings (loss) per common share
Basic	$0.12	$(0.12)	$11.12	$(0.39)
Diluted	$0.11	$(0.12)	$10.96	$(0.39)

Weighted average common shares outstanding
Basic	29,902	30,743	30,052	30,721
Diluted	30,108	30,743	30,498	30,721

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:
o
Corporate restructuring and other – composed of costs related to the strategic alternative process and completion and severance and benefit costs for the 13 and 26 weeks ended July 31, 2026 and August 1, 2025 as well as costs related to the transition of executive leadership for the 13 and 26 weeks ended July 31, 2026.
o
Unmitigated tariff costs – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 for the 13 and 26 weeks ended July 31, 2026 and August 1, 2025.
o
JV intangible asset amortization – Lands’ End’s proportionate share of intangible asset amortization expense recorded within the JV’s financial results for the 13 and 26 weeks ended July 31, 2026.
o
Unmitigated tariff recovery – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 recovered for the 13 and 26 weeks ended July 31, 2026.
o
Loss on extinguishment of debt – prepayment premium associated with the repayment of the Term Loan Facility before the scheduled maturity date and the write off of related unamortized debt issuance costs of the Term Loan Facility for the 26 weeks ended July 31, 2026.
o
Exit costs – charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 26 weeks ended August 1, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.

o
Gain on WHP Transaction – Gain recognized in conjunction with the transfer of the Lands’ End intellectual property to the JV, and immediately thereafter, sale of a 50% controlling ownership stake in the JV to WHP Global for the 26 weeks ended July 31, 2026.

The following table sets forth, for the periods indicated, a reconciliation of Net income (loss) to Adjusted net income (loss) and Adjusted diluted earnings (loss) per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	July 31, 2026	August 1, 2025
Net income (loss)	$3,451	$(3,667)
Corporate restructuring and other	11,677	2,434
Unmitigated tariff costs (1)	5,100	1,000
JV intangible asset amortization	5,090	—
Unmitigated tariff recovery	(24,900)	—
Tax effects on adjustments (2)	2,261	(873)
ADJUSTED NET INCOME (LOSS)	$2,679	$(1,106)
ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE	$0.09	$(0.04)

Diluted weighted average common shares outstanding	30,108	30,743

(1) Beginning in Fourth Quarter 2025, the Company adjusts for unmitigated tariff costs. Prior-period amounts have been recast on a comparable basis to reflect this adjustment.

(2) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

Unaudited	26 Weeks Ended
(in thousands, except per share amounts)	July 31, 2026	August 1, 2025
Net income (loss)	$334,144	$(11,929)
Corporate restructuring and other	34,967	5,766
Unmitigated tariff costs (1)	11,900	1,000
Loss on extinguishment of debt	9,172	—
JV intangible asset amortization	6,787	—
Unmitigated tariff recovery	(24,900)	—
Gain on WHP Transaction	(491,622)	—
Exit costs	—	257
Tax effects on adjustments (2)	118,721	(1,619)
ADJUSTED NET LOSS	$(831)	$(6,525)
ADJUSTED DILUTED LOSS PER SHARE	$(0.03)	$(0.21)

Diluted weighted average common shares outstanding	30,498	30,721

(1) Beginning in Fourth Quarter 2025, the Company adjusts for unmitigated tariff costs. Prior-period amounts have been recast on a comparable basis to reflect this adjustment.

(2) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:
o
Corporate restructuring and other – composed of costs related to the strategic alternative process and completion and severance and benefit costs for the 13 and 26 weeks ended July 31, 2026 and August 1, 2025 as well as costs related to the transition of executive leadership for the 13 and 26 weeks ended July 31, 2026.
o
Unmitigated tariff costs – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 for the 13 and 26 weeks ended July 31, 2026 and August 1, 2025.
o
JV intangible asset amortization – Lands’ End’s proportionate share of intangible asset amortization expense recorded within the JV’s financial results for the 13 and 26 weeks ended July 31, 2026.
o
Unmitigated tariff recovery – unmitigated incremental product costs, net of the impact of vendor negotiations, incurred pursuant to International Emergency Economic Powers Act (“IEEPA”) tariffs that were subsequently ruled unlawful by the Supreme Court of the United States on February 20, 2026 recovered for the 13 and 26 weeks ended July 31, 2026.
o
Net gain on disposal of property and equipment – disposal of property and equipment for the 13 and 26 weeks ended July 31, 2026 and August 1, 2025.
o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 26 weeks ended August 1, 2025 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following table sets forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net income (loss) to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	July 31, 2026		August 1, 2025
Net income (loss)	$3,451	1.1%	$(3,667)	(1.2)%
Income tax expense (benefit)	4,766	1.6%	(1,609)	(0.5)%
Interest expense	1,021	0.3%	9,262	3.1%
Other income, net	(1,051)	(0.3)%	(3)	(0.0)%
Operating income	8,187	2.7%	3,983	1.4%
Depreciation and amortization	6,147	2.0%	7,656	2.6%
Corporate restructuring and other	11,677	3.9%	2,434	0.8%
Unmitigated tariff costs (1)	5,100	1.7%	1,000	0.3%
JV intangible asset amortization	5,090	1.7%	—	—%
Unmitigated tariff recovery	(24,900)	(8.2)%	—	—%
Gain on disposal of property and equipment	(3)	(0.0)%	(11)	(0.0)%
Adjusted EBITDA	$11,298	3.7%	$15,062	5.1%

(1)
Beginning in Fourth Quarter 2025, the Company adjusts for unmitigated tariff costs. Prior-period amounts have been recast on a comparable basis to reflect this adjustment.

Unaudited	26 Weeks Ended
(in thousands)	July 31, 2026		August 1, 2025
Net income (loss)	$334,144	61.8%	$(11,929)	(2.1)%
Income tax expense (benefit)	106,765	19.7%	(4,971)	(0.9)%
Interest expense	6,535	1.2%	18,527	3.3%
Loss on extinguishment of debt	9,172	1.7%	—	—%
Gain on WHP Transaction	(491,622)	(90.9)%	—	—%
Other income, net	(915)	(0.2)%	(14)	(0.0)%
Operating (loss) income	(35,921)	(6.6)%	1,613	0.3%
Depreciation and amortization	12,247	2.3%	15,947	2.9%
Corporate restructuring and other	34,967	6.5%	5,766	1.0%
Unmitigated tariff costs (1)	11,900	2.2%	1,000	0.2%
JV intangible asset amortization	6,787	1.3%	—	—%
Unmitigated tariff recovery	(24,900)	(4.6)%	—	—%
Exit costs	—	—%	257	0.0%
Gain on disposal of property and equipment	(28)	(0.0)%	—	—%
Adjusted EBITDA	$5,052	0.9%	$24,583	4.4%

(1)
Beginning in Fourth Quarter 2025, the Company adjusts for unmitigated tariff costs. Prior-period amounts have been recast on a comparable basis to reflect this adjustment.

Third Quarter Fiscal 2026 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	October 30, 2026
Net (loss) income	$(1.0)	—	$3.0
Depreciation, interest, other income, taxes and other significant items	15.0	—	15.0
Adjusted EBITDA	$14.0	—	$18.0

Third Quarter Fiscal 2026 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	13 Weeks Ended
(in millions)	October 30, 2026
Net (loss) income	$(1.0)	—	$3.0
Restructuring and other significant items	3.0	—	3.0
Adjusted net income	$2.0	—	$6.0

Adjusted diluted earnings per share	$0.07	—	$0.20

Fiscal 2026 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 29, 2027
Net income	$317.0	—	$325.0
Depreciation, interest, other income, taxes and other significant items	(255.0)	—	(255.0)
Adjusted EBITDA	$62.0	—	$70.0

Fiscal 2026 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 29, 2027
Net income	$317.0	—	$325.0
Restructuring and other significant items	(304.0)	—	(304.0)
Adjusted net income	$13.0	—	$21.0

Adjusted diluted earnings per share	$0.44	—	$0.72

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
(in thousands)	July 31, 2026	August 1, 2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$334,144	$(11,929)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	12,247	15,947
Amortization of debt issuance costs	424	1,391
Gain on disposal of property and equipment	(28)	—
Equity method investment income	(4,439)	—
Distributions received from equity method investment	2,411	—
Gain on WHP Transaction	(491,622)	—
Loss on extinguishment of debt	9,172	—
Stock-based compensation	2,867	2,250
Deferred income taxes	57,073	(1,182)
Other	(346)	(422)
Change in operating assets and liabilities:
Accounts receivable, net	2,745	9,363
Inventories	(73,930)	(35,420)
Accounts payable	45,790	36,250
Other operating assets	3,387	(1,343)
Other operating liabilities	13,624	(14,436)
Net cash (used in) provided by operating activities	(86,481)	469
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	43	11
Proceeds from WHP Transaction	300,000	—
Cash contribution to JV	(1,250)	—
Purchases of property and equipment	(24,013)	(17,163)
Net cash provided by (used in) investing activities	274,780	(17,152)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	142,000	68,000
Payments of borrowings under ABL Facility	(82,000)	(33,000)
Payments on term loan	(234,000)	(6,500)
Payments on debt extinguishment	(2,437)	—
Payments of debt issuance costs	—	(1,103)
Proceeds from exercise of stock options	908	—
Payments for taxes related to net share settlement of equity awards	(4,313)	(810)
Purchases and retirement of common stock, including excise tax paid	(10,848)	(4,513)
Net cash (used in) provided by financing activities	(190,690)	22,074
Effects of exchange rate changes on cash, cash equivalents and restricted cash	811	(657)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,580)	4,734
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	18,283	18,812
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$16,703	$23,546
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$4,085	$1,725
Income taxes paid (refunded)	25,988	(153)
Interest paid	6,710	17,172
Operating lease right-of-use-assets obtained in exchange for lease liabilities	148	386